EXHIBIT 99.1

SJW Group Announces First Quarter 2025 Financial Results
•First quarter 2025 reported diluted EPS of $0.49, a 36% increase in diluted EPS over the prior year, and adjusted diluted EPS of $0.50, a 39% increase in adjusted diluted EPS over the prior year
•First quarter 2025 infrastructure investment was $78.2 million2, on track for full-year capital expenditures of $473 million2 due to seasonality of the construction season
•Declares $0.42 cash dividend per share of common stock
SAN JOSE, Calif. — April 28, 2025 — SJW Group (NASDAQ: SJW) today reported financial results for the first quarter of 2025.
"We are pleased with our financial results for the quarter, which demonstrate the strength of our local water operations and the continued successful execution of our proven business strategy," stated SJW Group Chair, CEO, and President, Eric W. Thornburg. "In the first quarter, we secured new rates at San Jose Water effective on January 1, 2025, implemented an approved Water Infrastructure and Conservation Charge (WICA) increase and approval to recover additional revenues through the Water Revenue Adjustment (WRA) for achieving performance metrics at Connecticut Water, invested $78.2 million in maintaining and improving our water supply and infrastructure across our national footprint, putting us on track to meet our 2025 and five-year capital expenditure goals, and implemented capital initiatives to drive sustainable operating efficiencies that benefit customers."

Thornburg added, "We intend to build upon this strong start to the year by continuing to invest in our trusted relationships with all key stakeholders, deliver on and advance our capital expenditures plan, and encourage the culture of service that underlies our success."

First Quarter 2025 Operating Results
Net income prepared in accordance with Generally Accepted Accounting Principles (GAAP) for the quarter ended March 31, 2025 was $16.6 million, a 41% increase compared to $11.7 million in the same quarter last year. Diluted EPS for the quarter was $0.49 versus $0.36 in the prior year quarter, an increase of 36%. Adjusting for merger and acquisition activities expense, SJW Group's adjusted net income (non-GAAP) in the first quarter of 2025 was $16.7 million (non-GAAP), an increase of 43% compared to $11.7 million in the prior-year period. Adjusted diluted EPS for the quarter was $0.50 versus $0.36 in the prior year quarter, an increase of 39%.
The difference between GAAP net income and adjusted net income for the quarter ended March 31, 2025 was due to expenses incurred for merger and acquisition activities of $0.2 million, net of tax. A full reconciliation of GAAP net income to adjusted net income for the quarter ended March 31, 2025 is included in the tables at the end of this news release.
Operating revenue for the first quarter was $167.6 million, compared to $149.4 million for the same quarter last year, a 12% increase. The increase was largely driven by rate increases of $17.2 million and higher customer usage of $1.0 million.
Operating expenses for the quarter ended March 31, 2025 were $131.7 million, up 8% compared to $121.5 million for the same quarter last year. This change in operating expenses primarily reflects:
•An increase in water production expenses of $7.2 million compared to the same quarter last year due primarily to higher purchased water and groundwater extraction charges; and
•An increase in administrative and general expenses of $2.0 million primarily due to increases in customer credit losses and insurance costs.
The effective consolidated income tax rates for the first quarter of 2025 and 2024 were approximately 17% and 16%, respectively.

Capital Expenditures
In the first quarter of 2025, SJW Group invested $78.2 million2 in infrastructure, which is approximately 17% of the planned 2025 capital expenditures of $473 million2. Considering the seasonality of construction activities, we are on track for our full-year capital expenditures.
Rate Activity and Regulatory Updates
California
On January 1, 2025, new rates went into effect for San Jose Water as part of its general rate case (GRC) decision. The GRC decision, which was approved by the California Public Utilities Commission in December, authorized an increase of $53.1 million in revenues and a $450 million capital plan over the three-year GRC cycle. The 2025 step increase in authorized revenues is $21.3 million, or 3.91%, with an additional $14.4 million, or 2.55%, in 2026, and $17.4 million, or 2.98%, in 2027. Other provisions of the GRC provide for greater revenue recovery through the service charge and further alignment of authorized to actual usage through a lower sales forecast.
On January 14, 2025, the CPUC granted San Jose Water, along with three other Class A California water utilities, a one-year deferment of their 2025 Cost of Capital (COC) filings from May 1, 2025 to May 1, 2026 in response to the water utilities' request to postpone their COC filings. This deferment maintains our 9.81% return on equity, which includes a 20-basis point reduction related to the Water Conservation Memorandum Account (WCMA), 5.28% cost of debt, and authorized rate of return of 7.75% through 2026, subject to any adjustments resulting from the Water Cost of Capital Mechanism (WCCM). The deferment alleviates administrative processing costs for both the water utilities and the CPUC.
The approved deferral provides that the WCCM will remain in place through 2026. The WCCM will adjust the return on equity and cost of debt in either direction in accordance with movements of 1.00% or more in the Moody’s Aa Utility Bond Index between October 1, 2024 and September 30, 2025.
The WCMA is a temporary revenue protection mechanism authorized by the CPUC due to a voluntary 15% water reduction request from San Jose Water’s water wholesaler because a large reservoir is offline for seismic dam improvements.
Connecticut
On March 26, 2025, the Connecticut Public Utilities Regulatory Authority authorized a $1.6 million revenue increase for Connecticut Water infrastructure investment projects completed through WICA and the annual WICA reconciliation. The increase was effective on April 1 and the cumulative WICA surcharge is now 4.9%.
PURA also approved Connecticut Water's proposed annual reconciliation of the WRA to collect the 2024 revenue shortfall. A WRA surcharge of 3.62% was effective on April 1 and will continue for 12 months. The approved adjustment reconciled 2024 revenues, as authorized in Connecticut Water's most recent GRC, and provides for recovery of certain amounts of executive compensation as the result of the achievement of performance metrics as prescribed by PURA that were authorized in the company's 2024 GRC decision.
Maine
Maine Water anticipates a decision from the Maine Public Utilities Commission (MPUC) in the second quarter on the GRC application for the Camden Rockland Division that was filed in October 2024. The company is requesting an increase in annual revenues of approximately $1.1 million, or 15.9%, over current authorized revenues.
Maine Water's request to unify tariffs across the company's ten rate districts is pending before the MPUC. If the request is approved, it would streamline GRC and Water Infrastructure Charge (WISC) filings, which are currently done on a district-by-district basis. This would improve administrative efficiency, reduce regulatory lag, and ease the burden on regulatory agencies. A decision is anticipated by the end of 2025.
On April 15, 2025, the company filed for WISC increases in both the Oakland and Biddeford Saco divisions. The combined requested surcharge is 3.00% or $547,000. A decision is expected in the second quarter of 2025.

Texas
Texas Water's application for a second System Infrastructure Charge is pending before the Public Utilities Commission of Texas. The company has requested an annual revenue increase of $4.1 million. A decision on the application could come as early as the second quarter of 2025.
Affirming 2025 Guidance
The company is affirming 2025 adjusted diluted EPS guidance of $2.90 to $3.001 and our non-linear long-term diluted EPS growth of 5% to 7% through 2029, anchored off of 2022's diluted EPS of $2.43. Based on current business conditions, SJW believes it will achieve growth over the period in the top half of the range.
Our guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the Forward-Looking Statements of this release and the Risk Factors section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission.
Dividend
On April 25, 2025, the directors of SJW Group declared a quarterly cash dividend on common stock of $0.42 per share, payable on June 2, 2025, to shareholders of record at the close of business on May 12, 2025. The 2025 annualized dividend is expected to be $1.68 per share compared with $1.60 per share in 2024.
Dividends have been paid on SJW Group’s and its predecessor’s common stock for more than 80 consecutive years, and the annual dividend amount has increased for 57 consecutive years, placing SJW Group in an exclusive group of companies.
Financial Results Call Information
Eric W. Thornburg, president, chief executive officer, and board chair, Andrew F. Walters, chief financial officer and treasurer, Bruce A. Hauk, chief operating officer, Kristen A. Johnson, senior vice president and chief administrative officer, and Ann P. Kelly, chief accounting officer, will review results for the first quarter in a live webcast presentation at 11 a.m. Pacific Daylight Time, or 2 p.m. Eastern Daylight Time, on Tuesday, April 29, 2025.
Interested parties may access the webcast and related presentation materials at the website www.sjwgroup.com. An archive of the webcast will be available until July 21, 2025.
Non-GAAP Financial Measures
SJW Group's net income and diluted EPS are prepared in accordance with GAAP and represent the earnings as reported to the Securities and Exchange Commission. Adjusted net income and Adjusted diluted EPS are non-GAAP financial measures representing GAAP earnings adjusted to exclude the effects of non-utility real estate transactions and costs associated with mergers and acquisition activities, if any. These non-GAAP financial measures are provided as additional information for investors to evaluate the performance of SJW Group's business activities excluding these items. Management also believes these non-GAAP financial measures help investors and analysts better understand our actual results compared to our guidance on a non-GAAP basis. SJW Group uses adjusted net income and/or adjusted diluted EPS as the primary performance measurements when communicating with analysts and investors regarding our outlook and results. Adjusted net income and Adjusted diluted EPS are also used internally to measure performance. However, these non-GAAP financial measures may be different from non-GAAP financial measures used by other companies, even when the same or similarly titled terms are used to identify such measures, limiting their usefulness for comparative purposes. Further, these non-GAAP financial measures should be considered as a supplement to the financial information prepared on a GAAP basis rather than an alternative to the respective GAAP financial measures.

About SJW Group
SJW Group is among the largest investor-owned pure-play water and wastewater utilities in the United States, providing life-sustaining and high-quality water service to 1.6 million people. SJW Group’s locally led and operated water utilities - San Jose Water Company in California, The Connecticut Water Company in Connecticut, The Maine Water Company in Maine, and SJWTX, Inc. (dba The Texas Water Company) in Texas - possess the financial strength, operational expertise, and technological innovation to safeguard the environment, deliver outstanding service to customers, and provide opportunities to employees. SJW Group remains focused on investing in its operations, remaining actively engaged in its local communities, and delivering continued sustainable value to its stockholders. For more information about SJW Group, please visit www.sjwgroup.com.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of the federal securities laws relating to future events and future results of SJW Group and its subsidiaries that are based on current expectations, estimates, forecasts, and projections about SJW Group and its subsidiaries and the industries in which SJW Group and its subsidiaries operate and the beliefs and assumptions of the management of SJW Group. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “estimates,” “anticipates,” “intends,” “seeks,” “plans,” “projects,” “may,” “should,” “will,” "approximately," "strategy," or the negative of those words or other comparable terminology. These forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements.
The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the following factors: (1) the effect of water, utility, environmental and other governmental policies and regulations, including regulatory actions concerning rates, authorized return on equity, authorized capital structures, capital expenditures, PFAS and other decisions; (2) changes in demand for water and other services; (3) unanticipated weather conditions and changes in seasonality including those affecting water supply and customer usage; (4) the effect of the impact of climate change; (5) unexpected costs, charges or expenses; (6) our ability to successfully evaluate investments in new business and growth initiatives; (7) contamination of our water supplies and damage or failure of our water equipment and infrastructure; (8) the risk of work stoppages, strikes and other labor-related actions; (9) catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, hurricanes, terrorist acts, physical attacks, cyber-attacks, epidemic, or similar occurrences; (10) changes in general economic, political, business and financial market conditions; (11) the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings, changes in interest rates, compliance with regulatory requirements, compliance with the terms and conditions of our outstanding indebtedness, and general market and economic conditions; and (12) legislative, and general market and economic developments. The risks, uncertainties and other factors may cause the actual results, performance or achievements of SJW Group to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.
Results for a quarter are not indicative of results for a full year due to seasonality and other factors. In addition, actual results, performance or achievements are subject to other risks and uncertainties that relate more broadly to our overall business, including those more fully described in our filings with the SEC, including our most recent reports on Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements are not guarantees of future performance, and speak only as of the date made, and SJW Group undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.
SJW Group Contacts:
Andrew F. Walters
Chief Financial Officer and Treasurer
408.279.7818
Andrew.Walters@ctwater.com

Daniel J. Meaney
Director of Investor Relations
860.664.6016
Daniel.Meaney@ctwater.com

______________________________
1    Adjusted net income and adjusted diluted EPS are non-GAAP financial measures as defined below. See the tables below for reconciliations to the most comparable GAAP measures.
2     Includes both utility plant additions and capitalizable costs associated with cloud-computing arrangements.

SJW Group
Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except share and per share data)

	Three months ended March 31,
	2025	2024
Operating revenue	$167,599	149,382
Operating expense:
Production Expenses:
Purchased water	25,953	26,192
Power	3,483	2,427
Groundwater extraction charges	18,291	12,126
Other production expenses	11,240	11,049
Total production expenses	58,967	51,794
Administrative and general	27,760	25,788
Maintenance	7,499	6,687
Property taxes and other non-income taxes	9,195	8,830
Depreciation and amortization	28,282	28,370
Total operating expense	131,703	121,469
Operating income	35,896	27,913
Other (expense) income:
Interest on long-term debt and other interest expense	(18,272)	(17,584)
Pension non-service credit	1,603	950
Other, net	795	2,651
Income before income taxes	20,022	13,930
Provision for income taxes	3,471	2,231
Net income	$16,551	11,699

Earnings per share
—Basic	$0.49	0.36
—Diluted	$0.49	0.36
Dividends per share	$0.42	0.40
Weighted average shares outstanding
—Basic	33,778,792	32,076,720
—Diluted	33,868,565	32,144,579

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	March 31, 2025	December 31, 2024
Assets
Utility plant:
Land	$44,657	44,657
Depreciable plant and equipment	4,311,934	4,249,314
Construction work in progress	199,039	179,486
Intangible assets	51,604	51,604
Total utility plant	4,607,234	4,525,061
Less: accumulated depreciation and amortization	1,058,985	1,036,450
Net utility plant	3,548,249	3,488,611

Nonutility properties	1,314	1,314
Less: accumulated depreciation	99	98
Net nonutility properties	1,215	1,216

Current assets:
Cash and cash equivalents	23,696	11,114
Accounts receivable:
Customers, net of allowances for credit losses of $1,149 and $1,172 on March 31, 2025 and December 31, 2024, respectively	65,854	68,679
Income tax	4,507	5,953
Other	6,775	7,059
Accrued unbilled revenue	58,616	60,847
Prepaid expenses	13,336	10,297
Current regulatory assets	16,572	18,172
Other current assets	7,916	8,593
Total current assets	197,272	190,714
Other assets:
Regulatory assets, less current portion	226,602	224,055
Investments	18,622	18,087
Postretirement benefit plans	67,848	66,422
Goodwill	640,311	640,311
Other	28,691	28,893
Total other assets	982,074	977,768
Total assets	$4,728,810	4,658,309

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	March 31, 2025	December 31, 2024
Capitalization and liabilities
Capitalization:
Stockholders’ equity:
Common stock, $0.001 par value; authorized 70,000,000 shares; issued and outstanding shares 34,182,785 on March 31, 2025 and 33,629,169 on December 31, 2024	$34	34
Additional paid-in capital	855,759	827,796
Retained earnings	539,584	537,184
Accumulated other comprehensive income	1,960	1,960
Total stockholders’ equity	1,397,337	1,366,974
Long-term debt, less current portion	1,691,475	1,706,904
Total capitalization	3,088,812	3,073,878

Current liabilities:
Lines of credit	152,590	119,124
Current portion of long-term debt	18,665	3,648
Accrued groundwater extraction charges, purchased water and power	23,312	25,118
Accounts payable	46,654	56,256
Accrued interest	20,230	17,476
Accrued payroll	9,817	15,193
Current regulatory liabilities	573	1,122
Other current liabilities	24,838	23,236
Total current liabilities	296,679	261,173

Deferred income taxes	280,132	276,043
Advances for construction	162,334	155,397
Contributions in aid of construction	340,395	340,738
Postretirement benefit plans	43,613	45,063
Regulatory liabilities, less current portion	493,957	483,719
Other noncurrent liabilities	22,888	22,298
Commitments and contingencies
Total capitalization and liabilities	$4,728,810	4,658,309

SJW Group
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(in thousands, except per share data)

	Three months ended March 31,
	2025	2024
Reported GAAP Net Income	$16,551	11,699
Adjustments:
Expense for merger and acquisition activities[1]	254	—
Tax effect of above adjustments[2]	(71)	—
Adjusted Net Income (non-GAAP)	$16,734	11,699

Reported GAAP Diluted Earnings Per Share	$0.49	0.36
Adjustments:
Expense for merger and acquisition activities, net of tax	0.01	—
Adjusted Diluted Earnings Per Share (non-GAAP)	$0.50	0.36
1 Included in the "Administrative and general" line on the condensed consolidated statements of income.
2 The tax effect on all adjustments is calculated at the applicable statutory rate.